EXHIBIT 10.27

BIG LOTS

SUPPLEMENTAL DEFINED BENEFIT PENSION PLAN

As amended and restated
Effective: December 31, 2015

BIG LOTS

SUPPLEMENTAL DEFINED BENEFIT PENSION PLAN

PREAMBLE

Effective January 1, 1996, Consolidated Stores Corporation adopted the Consolidated Stores Corporation Supplemental Defined Benefit Pension Plan, for a select group of highly compensated employees to ensure that the overall retirement pension benefit said group of highly compensated employees would receive would be equal to what the benefit would have been had the Consolidated Stores Corporation Defined Benefit Pension Plan not been amended to freeze said employees’ accrued retirement pension benefits.

Effective May 16, 2001, the name of the Company changed to Big Lots, Inc. and effective as of such date the name of this Plan changed to the Big Lots, Inc. Supplemental Defined Benefit Pension Plan. This Plan was amended and restated in its entirely effective January 1, 2003 to incorporate certain administrative changes, including the Plan name change.

The Plan was amended and restated effective January 1, 2008, January 1, 2010 and January 1, 2014. The Plan is now being amended and restated effective as of December 31, 2015 to freeze participation and benefits and to authorize the termination of the Plan effective as of that date.

This Plan is an unfunded, supplemental executive deferred compensation plan structured to benefit such employees described above in a manner that provides said employees full pension benefits and that provides the incentive for said employees to improve the profitability, competitiveness and growth of Big Lots, Inc. and its affiliates.

ARTICLE I

DEFINITIONS

1.1	“Basic Retirement Plan” means the Big Lots Defined Benefit Pension Plan, as amended.

1.2
“Basic Retirement Benefit” means the annual benefit to which a Participant is entitled from the Basic Retirement Plan, in the form of a single life annuity commencing on his Retirement Date and ending on the first day of the month during which his death occurs. The Basic Retirement Plan Benefit assumes immediate commencement of benefits with applicable early payment reductions as may be applied under the Basic Retirement Plan.

1.3	“Beneficiary” means the person, persons or entity designated, whether by Participant election or default, to receive the Death Benefit payable under this Plan.

1.4	“Change in Control” shall mean the occurrence of any one of the following actions or events:

(a)
The acquisition by any person, or more than one person acting as a group, of shares of the Company that, together with the shares of the Company held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of all of the shares of the Company; or

(b)
A majority of the members of the board of directors of the Company is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors of the Company prior to the date of the appointment or election; or

(c)
The acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of ownership of shares possessing thirty (30) percent or more of the total voting power of all of the shares of the Company; or

(d)
The acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of assets of the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

The definition of Change in Control contained herein in this subsection (b) shall be interpreted in a manner that is consistent with the definition of “change in control event” under Code Section 409A and the Treasury Regulations promulgated thereunder.

1.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6	“Committee” means the Committee is authorized to establish Plan policy and review Plan discretionary decisions pursuant to the terms of this Plan, as described in Section 6.1 of this Plan.

1.7	“Company” means Big Lots, Inc. (and prior to May 16, 2001, Consolidated Stores Corporation, a Delaware corporation).

1.8	“Compensation” means remuneration in the form described in Section 1.10(a) of the Basic Retirement Plan.

1.9	“Credited Service” means service as defined in Section 1.31(b) of the Basic Retirement Plan.

1.10	“Death Benefit” means the benefit provided to the Beneficiary of a deceased Participant pursuant to Section 4.3 of this Plan.

1.11	“Effective Date” means December 31, 2015, the effective date of this amended and restated Plan.

1.12	“Employer” means the Company and/or an applicable participating Related Company.

1.13
“Entitlement Date” means, with respect to any Participant, the date of such Participant’s Separation from Service that also constitutes “Normal Retirement,” “Early Retirement” or “Late Retirement,” each as defined in the Basic Retirement Plan.

1.14	“Final Average Compensation” means the average monthly Compensation of a Participant as defined in Section 1.10(b) of the Basic Retirement Plan.

1.15	“Participant” means any individual who is eligible to participate in this Plan pursuant to Article II of this Plan.

1.16
“Plan” means the Big Lots Supplemental Defined Benefit Pension Plan, the terms of which are set forth herein and as they may be amended from time to time (and prior to May 16, 2001, the Consolidated Stores Supplemental Defined Benefit Pension Plan).

1.17
“Plan Administrator” means the Company, notwithstanding the fact that certain administrative functions under or with respect to this Plan have been delegated to the Committee pursuant to the provisions of Article VII of this Plan.

1.18	“Related Company” means:

(a)
For any calendar year prior to January 1, 2005, any Related Company as determined or designated as such by the Company under any prior version of this Plan, but only with respect to an employee who became a Participant in this Plan prior to January 1, 2005 under such determination or designation; and

(b)
For any calendar year commencing on or after January 1, 2005, and for purposes of determining whether any employee is eligible to become a Participant after January 1, 2005, a Related Company shall mean all persons whom, along with the

Company, would be considered a “service recipient” within the meaning of Treasury Regulation §1.409A-1(g).

1.19	“Retirement Date” means that date a Participant is otherwise eligible to retire under the terms of the Basic Retirement Plan.

1.20
“Separation from Service” shall mean a “separation from service” of a Participant from all Employers, as that phrase is defined under Code Section 409A and Treasury Regulation §1.409A-1(h). For purposes of determining whether a “Separation from Service” has occurred with respect to an Affiliate, Code Sections 1563(a)(1), (2) and (3) (for purposes of determining a controlled group of corporations under Code Section 414(b)) and Treasury Regulation §1.414(c)-2 (for purposes of determining trades or businesses, whether or not incorporated, that are under common control for purposes of Code Section 414(c)) shall be applied by retaining the phrase “at least 80 percent” in each place it appears in such sections.

1.21
“Specified Employee” means a “specified employee” as defined under Code Section 409A and Treasury Regulation §1.409A-1(i) and as determined under the Company’s policy for determining specified employees.

1.22	“Supplemental Retirement Benefit” means the benefit described in Section 3.2 of this Plan calculated in the “normal form” as described in Section 7.1 of the Basic Retirement Plan.

ARTICLE II

PARTICIPATION

2.1	An employee of an Employer who is a participant in the Basic Retirement Plan shall be eligible to participate in this Plan provided the following conditions have been met:

(a)	The employee was an active participant in the Basic Retirement Plan on December 31, 1996; and

(b)	The employee was a “highly compensated employee” on December 31, 1996, as that term was defined in Code Section 414(q) as in effect on December 31, 1996.

2.2
An existing employee of an Employer who was not a highly compensated employee on December 31, 1995, who subsequently becomes a highly compensated employee (determined by reference to Code Section 414(q) as in effect for the plan year of the Basic Retirement Plan in which such determination is made) shall become a Participant in this Plan on the first day of the following plan year. Notwithstanding the foregoing, in no event shall an employee become a Participant in the Plan after December 31, 2015.

2.3
Notwithstanding any other provision of this Plan to the contrary, any other employee of an Employer who is hired after March 31, 1994 or who is rehired after his prior service has been forfeited under Section 3.4(c) of the Basic Retirement Plan, and who, as a result, is not eligible to become a participant in the Basic Retirement Plan, shall not be eligible to participate in this Plan.

ARTICLE III

ELIGIBILITY FOR AND AMOUNT OF BENEFITS

3.1	Entitlement Date: Each Participant shall be entitled to receive a Supplemental Retirement Benefit at his or her Entitlement Date.

3.2	Calculation of Supplemental Retirement Benefit. The Supplemental Retirement Benefit of each Participant as of the Participant’s Normal Retirement Date shall be calculated as follows:

(a)	One percent (1%) of a Participant’s Final Average Compensation, multiplied by the Participant’s Credited Service (not to exceed 25 years); minus

(b)	The greater of either:

(1)
The accrued retirement pension of the Participant as determined under the Basic Retirement Plan in effect as of December 31, 1995, assuming the Participant terminated employment with the Company on March 31, 1996 or such later date that the Participant was determined to be a highly compensated employee under the terms of the Basic Retirement Plan; and

(2)
The accrued retirement pension of the Participant as determined under Section 5.1 of the Basic Retirement Plan as in effect on December 31, 1995, without regard to Section 5.1(c) of the Basic Retirement Plan.

To the extent that a Participant commences benefits under the Plan as of a date other than the Participant’s Normal Retirement Date, the benefit will be adjusted to reflect early or late commencement in conformity with Sections 1.24(g), 5.2, 5.3, 5.4 and 5.5 of the Basic Retirement Plan.

A Participant’s benefit under this Section 3.2 shall be calculated based only on the Participant’s Final Average Compensation and Credited Service earned prior to December 31, 2015.

3.3
Continued Participation. An employee who becomes a Participant in this Plan shall remain a Participant until his Separation from Service with the Employer. To the extent a Participant is not entitled to a vested accrued retirement pension under the terms of the Basic Retirement Plan upon Separation from Service with the Employer other than by reason of death, disability, or retirement (as those terms are described and used in the Basic Retirement Plan), neither the Participant nor any Beneficiary nor any other person shall have a right to any benefit from this Plan with respect to such Participant.

ARTICLE IV

FORM AND COMMENCEMENT OF BENEFITS

4.1	Time and Form of Payment

Supplemental Retirement Benefits shall be paid to Participants in a single-lump sum within ninety (90) days following such Participant’s Entitlement Date; provided, however, that the payment of Supplemental Retirement Benefits to any Specified Employee shall not be paid prior to the first business day after the date that is six (6) months following the date of the Specified Employee’s Separation from Service (or, if earlier, the Specified Employee’s death). The payment made on the first business day after the date that is six (6) months following the date of Separation from Service shall include the cumulative amount of any amounts that could not be paid or provided during such six-month period.

For purposes of clarity, the payment of Supplemental Retirement Benefits to a Participant who is not a Specified Employee shall be made as of the date described below:

(a)
For a Participant whose Separation from Service occurs after the Participant has satisfied the age and service conditions for Early Retirement under the Basic Retirement Plan, the Supplemental Retirement Benefit shall be paid within ninety (90) days following the Participant’s Separation from Service.

(b)
For a Participant whose Separation from Service occurs on or before the Participant’s Normal Retirement Date and before the Participant has satisfied the service conditions for Early Retirement under the Basic Retirement Plan, the Supplemental Retirement Benefit shall be paid within ninety (90) days following the Participant’s Normal Retirement Date (as defined under the Basic Retirement Plan).

(c)
For a Participant whose Separation from Service occurs after satisfying the service condition for Early Retirement under the Basic Retirement Plan but before satisfying the age condition for Early Retirement, the Supplemental Retirement Benefit shall be paid within ninety (90) days following the date the Participant satisfies such age condition.

(d)
For a Participant whose Separation from Service occurs after the Participant’s Normal Retirement Date, the Supplemental Retirement Benefit shall be paid within ninety (90) days following the Participant’s Separation from Service.

Notwithstanding the foregoing, if the Participant is a Specified Employee, the benefit payment timing described above shall delayed to the extent that the payment date described above would fall within the first six (6) months following the date of the Participant’s Separation from Service. In that event, the benefit shall be paid within thirty (30) days following the six (6) month anniversary of the Participant’s Separation from Service.

4.2
Change in Control. Notwithstanding the foregoing, all Supplemental Retirement Benefits shall become immediately payable and shall be paid in a lump-sum within ninety (90) days following a Change in Control.

4.3
Death Benefit: The Beneficiary(ies) of a deceased eligible Participant shall be entitled to a Death Benefit, payable in a lump sum within ninety (90) days after the date of the Participant’s death, calculated as follows:

(a)
A lump sum amount equal to the actuarial equivalent (as that term is defined in Section 1.1 of the Basic Retirement Plan as of the date of the Participant’s death) of the Participant’s accrued Supplemental Retirement Benefit, reduced for early payment as described in Section 5.2 of the Basic Retirement Plan, and computed on the assumption that the Participant had Separated from Service on his date of death, survived to the earliest retirement age under this Plan and died on the day after that earliest retirement age; minus

(b)	The death benefit determined and payable pursuant to Section 6.1(b) of the Basic Retirement Plan.

4.4    Beneficiary Designation

Each Participant may from time to time designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as their Beneficiary or Beneficiaries to whom Plan benefits are paid if the Participant dies before receipt of all such benefits. Such Beneficiary designation(s) shall not be subject to the surviving spouse limitations/requirements applicable to tax-qualified retirement plans. Each Beneficiary designation shall be filed in the written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. Each written Beneficiary designation filed shall cancel all Beneficiary designations previously filed with the Committee. A Participant may revoke a Beneficiary designation only by filing with the Committee, during the Participant’s lifetime, either a superseding Beneficiary designation, or such other writing in a form and manner prescribed by the Committee. The revocation of a Beneficiary designation shall not require the consent of the designated Beneficiary(ies).

If any Participant is not survived by a Beneficiary as designated above, any death benefit payable hereunder shall be paid to the executor or administrator of the Participant’s estate.

A surviving Beneficiary of a Participant may designate a Beneficiary to whom Plan benefits are to be paid if (a) the Beneficiary’s death occurs before receipt of all benefits otherwise payable, and (b) without survival of a secondary Beneficiary appointed by the Participant. If such a surviving Beneficiary dies before receiving the entire death benefit and has not designated a Beneficiary (or such Beneficiary has died), the remainder of such benefits shall be paid to the executor or administrator of such Beneficiary’s estate.

ARTICLE V

AMENDMENT AND TERMINATION

5.1
Amendment and Termination: The Company intends this Plan to be permanent but reserves the right to amend or terminate this Plan when, in its sole discretion, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the board of directors of the Company and shall be effective as of the date of resolution.

5.2
Liquidation. The Company reserves the right to terminate and liquidate this Plan when, in its sole discretion, such termination and liquidation is advisable. Any such termination and liquidation shall be made pursuant to the resolution of the board of directors of the Company and shall be effective as of the date of resolution, unless an earlier date is specified. No termination shall directly or indirectly deprive any Participant or Beneficiary of the payment of all or any portion of any Supplemental Retirement Benefit or Death Benefit that had commenced prior to the effective date of the resolution amending this Plan. Notwithstanding the foregoing. the Company may terminate and liquidate this Plan by distributing all vested Supplemental Retirement Benefits to Participants only under the circumstances, and in accordance with the requirements, described in Treasury Regulation §1.409A-3(ix).

5.3
The Plan shall be terminated effective as of December 31, 2015 and notwithstanding Article IV, all benefits shall be distributed in a single lump sum payable between the first and second anniversary of the date of the board resolution to irrevocably terminate the Plan.

ARTICLE VI

COMMITTEE

6.1
The Committee shall be the same committee that administers the Basic Retirement Plan and shall administer this Plan in accordance with the intention of the board of directors of the Company as expressed herein.

6.2
No Committee member at any time hereunder who is a Participant shall have any vote in any decision of the Committee made primarily with respect to such Committee member’s benefits hereunder. All actions of the Committee may be taken with or without a meeting and shall be in writing and signed by a majority of the members of the Committee.

ARTICLE VII

ADMINISTRATION

7.1
The Committee shall have the primary administrative responsibility with respect to this Plan. All policy and discretionary decisions as well as administrative decisions shall be the responsibility of the Committee and they shall be made in conjunction with and not inconsistent with the policy and administrative decisions made by the Committee as they relate to the Basic Retirement Plan. The Committee shall interpret the provisions of this Plan where necessary and follow procedures for the administration of this Plan that are consistent with the provisions of the Basic Retirement Plan.

7.2
Expenses incurred by the Committee and the Plan Administrator in the administration of this Plan, including the fees and compensation of suitors, actuaries, accountants, legal counsel and other counsel retained by the Committee to carry out the intent and purpose of this Plan, shall be paid by the Employer.

7.3
The Committee shall keep such records as are reasonably needed to effectuate the purposes of this Plan. Any forms needed to carry out the provisions of this Plan shall be established and maintained by the Plan Administrator.

7.4
All determinations made by the Committee, including, but not limited to, the purpose and intent of this Plan, the benefits payable under this Plan, and eligibility to participate, shall be made in the sole and absolute discretion of the Committee. Such decisions shall be binding on all Participants, Beneficiaries, successors, assigns, executors, administrators, heirs, next-of-kin, and distributees of all the foregoing.

7.5
Except as provided by law, no benefit, payment or distribution under this Plan shall be subject either to the claim of any creditor of a Participant or Beneficiary, or to attachment, garnishment, levy, execution or other legal or equitable process, by any creditor of such Participant. No such Participant shall have any right to alienate, commute, anticipate or assign all or any portion of any benefit, payment or distribution under this Plan.

7.6	Claims Procedure.

(a)
Filing Claims. In general, neither Participants nor their Beneficiaries need to present a formal claim for benefits under this Plan in order to qualify for rights or benefits under this Plan. If, however, any Participant or Beneficiary (“claimant”) is not granted the rights or benefits to which the person believes him or herself to be entitled, a formal claim for benefits must be filed in accordance with this Section 7.6. A claim by any person must be presented to the Committee within the maximum time permitted by law or under regulations promulgated by the Secretary of Labor or his or her delegate pertaining to claims procedures. The claims official will, within a reasonable time, and not later than the maximum period of time specified by law or under regulation, consider the claim and will issue his or her determination thereon in writing. If the claim is granted, the appropriate distribution or payment will be made. Before deciding the claim, the claims official will review the provisions of this Plan and other relevant Plan documents, including similar claims, to ensure and verify that the claim is made in accordance with those documents and that the decision is applied consistently with regard to similarly situated claimants.

(b)
Notification to Claimant. If a claim request is wholly or partially denied, the Committee will furnish to the claimant a notice of the decision within 90 days, (or if the claim is a claim on account of disability, no later than 45 days after the receipt of such claim) in writing and in a manner calculated to be understood by the claimant, which notice will contain the following information:

(i)	Specific reason or reasons for the denial;

(ii)	Specific references to pertinent Plan provisions upon which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	An explanation of this Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his claims for review and the time limits applicable to such procedures;

(v)
A statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse determination upon review; and

(vi)
In the case of an adverse determination of a claim on account of disability, the information to the claimant shall include, to the extent necessary, the information set forth in Employee Benefits Security Administration Regulation §2560.503-1(g)(1)(v).

If special circumstances require the extension of the 45-day or 90-day period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the claims official expects to reach a decision. Any extension for deciding a claim will not be for more than an additional 90-day period, or, if the claim is a claim on account of disability, for not more than two additional 30-day periods.

(c)	Review Procedure. The claimant or his authorized representative may, with respect to any denied claim:

(i)
Request a review upon a written application filed within 60 days (180 days in the case of a denial of a claim on account of disability) after receipt by the claimant of written notice of the denial of his claim;

(ii)	Review and receive copies of all documents relating to the claimant’s claim for benefits, free of charge; and

(iii)	Submit documents, records, issues and comments in writing.

Any request or submission will be in writing and will be directed to the Committee (or its designee). The Committee (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

(d)
Decision on Review. The Committee (or its designee) will render a decision upon review not later than 60 days (45 days in the case of a claim on account of disability) after receipt of the request for review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than 60 days after receipt of the request for review. Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension. This notice will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the claimant prior to the expiration of the initial 45-day or 60-day period. The Committee will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision on review will be in writing and will include:

(i)	Specific reason or reasons for the decision;

(ii)	Specific references to pertinent Plan provisions upon which the decision is based;

(iii)	The claimant’s ability to review and receive copies of all documents relating to the claimant’s claim for benefits, free of charge;

(iv)	An explanation of any voluntary review procedures describing the steps to be taken by a claimant who wishes to submit his claims for review and the time limits applicable to such procedures; and

(v)	A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

In the case of a claim on account of disability, the review of the denied claim shall be conducted by a named fiduciary who is neither the individual who made the benefit determination nor a subordinate of such person and no deference shall be given to the initial benefit determination. For issues involving medical judgment, the named fiduciary must consult with an independent health care professional who may not be the health care professional who decided the initial claim. To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, will be final and binding on all parties. No legal action for benefits under this Plan will be brought unless and until the claimant has exhausted his or her remedies under this Section 7.6.

ARTICLE VIII

PARTICIPATING RELATED COMPANIES

8.1
Any Employer that is a Related Company and that is authorized by the board of directors of the Company to participate in this Plan may elect to participate by action of its own board of directors (or other managing body) and by entering into an agreement, a copy of which shall be attached hereto and made a part of this Plan.

8.2
The Company may, at any time and in its sole discretion, determine to exclude any Employer from this Plan. Any Employer may similarly elect to withdraw its participation by giving sixty (60) days prior written notice of its intent to withdraw.

8.3
A sale or liquidation of an Employer by the Company such that the Company no longer owns eighty (80) percent of such Employer, or the Employer is liquidated, the Company shall assume payment of such Employer’s remaining obligations and liabilities under this Plan.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1
Nothing contained herein shall require the Company or any other Employer to continue any Participant in its employ, or require any Participant to continue in the employ of the Company or any other Employer, nor does this Plan create any rights of any Participant or Beneficiary or any obligations on the part of the Company or any other Employer other than those set forth herein. The benefits payable under this Plan shall be independent of, and in addition to, any other employment agreements that may exist from time to time concerning any other compensation of benefits payable by any Employer.

9.2
The sole interest of each Participant and each Beneficiary under this Plan shall be to receive the deferred compensation benefits provided herein as and when the same shall become due and payable in accordance with the terms hereof; and, neither any Participant nor any Beneficiary shall have any right, title or interest (legal or equitable) in or to any of the specific property or assets of the Company or any other Employer. All benefits hereunder shall be paid solely from the general assets of the Employers and no Employer shall maintain any separate fund or other separated assets to provide any benefits hereunder. In no manner shall any property of any Participant or Beneficiary be used as collateral security for the performance of the obligations imposed by this Plan on the Employers. The rights of a Participant or Beneficiary hereunder shall be solely those of an unfunded and unsecured creditor in respect to the promise of the Employers to make contributions to this Plan or to pay benefits to the Participant or Beneficiary in the future.

9.3
Notwithstanding any provisions of this Plan to the contrary, an Employer may in its sole and absolute discretion determine and offset any amount to be paid to a Participant under this Plan against any amount up to $5,000 that such Participant may owe to such Employer to the extent permitted by Treasury Regulation §1.409A-3(j)(4)(xiii).

9.4
The Employer shall have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising under the Plan. This amount may be: (i) withheld from other amounts due to the Participant; (ii) withheld from any payment being made to a Participant under this Plan; or (iii) collected directly from the Participant. Determinations by the Committee as to withholding shall be binding on the Participant and any applicable Beneficiary.

ARTICLE X

GENERAL PROVISIONS

10.1
This Plan shall constitute a plan that is unfunded and that is maintained primarily for the purpose of providing deferred compensation in the form of a retirement benefit for a select group of highly compensated employees, as determined by the board of directors of the Company in its sole and absolute discretion.

10.2
The laws of the State of Ohio shall be the controlling state law in all matters relating to this Plan and shall apply to the extent that this Plan is not preempted by any law of the United States of America.

10.3
If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and this Plan shall be construed and enforced as if such provision had not been included.

10.4
This Plan is intended to comply with the requirements imposed by Code Section 409A and the Treasury Regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service), and this Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

10.5
The Company may accelerate the time or schedule of a distribution to a Participant to pay an amount the Participant includes in income as a result of this Plan failing to meet the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A and the Treasury Regulations promulgated thereunder.